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                                                                    Exhibit 3.6


                                                                              1.

    For Ministry Use Only                          Ontario Corporation Number
A l'usage exclusif du ministere                 Numero de la societe en Ontario

                                                            1065259
                                                --------------------------------


Form 3 Business Corporations Act

Formule 3 Loi sur les societes par actions


                             ARTICLES OF AMENDMENT
                            STATUTS DE MODIFICATION


1. The name of the corporation is:      Denomination sociale de la societe:

   IT STAFFING LTD.


2. The name of the corporation is       Nouvelle denomination sociale de la
   changed to (if applicable): N/A      societe (s'il y a lieu):


Date of incorporation/amalgamation:     Date de la constitution ou de la fusion:

                                1994 February 11
--------------------------------------------------------------------------------
                               (Year, Month, Day)
                              (annee, mois, jour)

4. The articles of the corporation      Les statuts de la societe sont modifies
   are amended as follows:              de la facon suivante:


A. By changing the authorized share capital of the Corporation by:

      (a)   creating 1,000,000 Preferred Shares, issuable in series; and

      (b) changing the number of common shares that the Corporation is authorized to issue from an unlimited number to 15,000,000,

      so that the Corporation is authorized to issue 15,000,000 common shares and 1,000,000 Preferred Shares, issuable in series.

B.    The rights, privileges, restrictions and conditions attaching to the common shares and the Preferred Shares (as a class) of the Corporation are as follows:
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                                                                              1a


1. COMMON SHARES

1.1 Dividends. Subject to the prior rights of the holders of the Preferred Shares, the holders of the common shares shall be entitled to receive all dividends declared by the board of directors of the Corporation (the "Board of Directors"). The Board of Directors may determine at any time or from time to time with respect to any cash dividend declared payable on the common shares, that the holders of the common shares, or the holders of the common shares whose addresses, on the books of the Corporation, are in Canada and/or in specified jurisdictions outside Canada, shall have the right to elect to receive such dividend in the form of a stock dividend payable in common shares. In such event, the stock dividend must have a value, as determined by the Board of Directors, that is substantially equivalent, as of a date or a period of days determined by the Board of Directors, to the cash amount of such dividend. Unless the Board of Directors otherwise determines, however, each shareholder shall be paid cash in lieu of any fractional interests in common shares to which such holder would otherwise have been entitled. If the Board of Directors determines that shareholders are entitled to fractional interests in common shares issued by way of stock dividend, such holders shall be entitled to receive dividends in respect of such fractional share interests.

1.2 Dissolution. Subject to the prior rights of the holders of the Preferred Shares, the holders of the common shares shall be entitled to receive the remaining property of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

1.3 Voting. Except for meetings at which the holders of the Preferred Shares (including, without limitation, meetings of the holders of a series of Preferred Shares) are entitled to vote separately as a class or series, the holders of the common shares shall be entitled to one vote for each common share held by them at all meetings of shareholders of the Corporation.

2. PREFERRED SHARES

2.1 One or More Series. The Preferred Shares may at any time or from time to time be issued in one or more series. Before the issue of any Preferred Shares of any series, the Board of Directors shall fix the number of Preferred Shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of, such series, which may, without in any way limiting the generality of the foregoing, include:

      (a) the issue price per share of the shares of such series, which may be expressed in a foreign currency;

                                                                              1b


      (b) the rate, amount or method of calculation of dividends and whether such rate, amount or method shall be subject to change or adjustment in the future;

      (c) whether such dividends shall be cumulative, non-cumulative, partially cumulative, deferred or payable on some other basis;

      (d) the date or dates, manner and currency or currencies of payment of such dividends;

      (e) the restrictions, if any, respecting the payments of dividends on any Junior Shares (as defined below in this section 2.1);

      (f) the rights and obligations, if any, of the Corporation to purchase Preferred Shares of such series or to redeem the same and the prices and the other terms of any such purchase or redemption;

      (g) the terms of any share purchase plan or sinking fund or similar fund providing for the purchase or redemption of Preferred Shares of such series;

      (h) the rights of retraction, if any, vested in the holders of Preferred Shares of such series, and the prices and the other terms of any rights of retraction, and whether any additional rights of retraction may be vested in such holders in the future;

      (i) the rights of conversion and/or exchange, if any, of Preferred Shares of such series, and the rates and the other terms of any such rights;

      (j) the voting rights, if any, attached to the Preferred Shares of such series; and

      (k) the amounts of the preferences over the Junior Shares with respect to the distribution of assets of the Corporation in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

For the purpose of this section B.(2.), the term "Junior Shares" means the common shares and any other shares of the Corporation ranking junior to the Preferred Shares with respect to the payment of dividends and with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary. For the purpose of this

                                                                              1c


section B, none of an amalgamation, arrangement, compromise or reorganization, nor a sale, lease or exchange of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or deemed to be a distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

2.2 Dissolution. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, before any amount shall be paid to, or any property distributed among, the holders of the common shares, each holder of Preferred Shares shall be entitled to receive:

      (a) an amount equal to the amount paid up in respect of such shares, or such other amount or amounts as have been provided for with respect to the Preferred Shares of such series;

      (b) such premium, if any, as has been provided for with respect to the Preferred Shares of such series;

      (c) in the case of Preferred Shares entitled to any amount of cumulative dividends, all unpaid cumulative dividends thereon, which for such purpose shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last dividend period for which cumulative dividends have been paid to and including the date of distribution; and

      (d) in the case of Preferred Shares entitled to non-cumulative dividends; any declared but unpaid non-cumulative dividends.

After payment to the holders of the Preferred Shares of the amounts so payable to them, the holders of the Preferred Shares shall not be entitled to share in any further distribution of the property of the Corporation.

2.3 Voting. Except where the rights, privileges, restrictions and conditions attaching to a series of Preferred Shares provide for voting rights for the holders of such series of Preferred Shares, the holders of Preferred Shares are not entitled as such to receive notice of, to attend at, or to vote at, a meeting of the shareholders of the Corporation but shall be entitled to receive notice of any meeting of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all of the assets of the Corporation other than in the ordinary course of business of the Corporation.

                                                                              1d


2.4 No Voting Required. Subject to the rights, privileges, restrictions and conditions attaching to a series of Preferred Shares, the Corporation may, without the approval or consent of the holders of Preferred Shares voting separately as a class or series, at any time and from time to time:

      (a) create one or more other classes of shares ranking on a parity with the Preferred Shares with respect to the payment of dividends and/or the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary;

      (b) if all dividends on each outstanding series of Preferred Shares accrued to the most recently preceding date for the payment of dividends on such series shall have been declared and paid or set apart for payment, create one or more other classes of shares ranking superior to the Preferred Shares with respect to the payment of dividends and/or the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary;

      (c) increase any maximum number of authorized shares of any other class of shares; and

      (d) effect an exchange, reclassification or cancellation of all or part of the Preferred Shares.

2.5 No Pre-Emptive Rights. The holders of the Preferred Shares shall not be entitled as such to subscribe for, purchase or receive any part of any issue of shares, bonds, debentures or other securities of the Corporation, now or hereafter authorized, or any rights to acquire the same, otherwise than in accordance with any conversion, exchange or other rights which may from time to time be attached to any series of the Preferred Shares.
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                                                                               2




5. The amendment has been duly          La modification a ete dument autorisee
authorized as required by Sections      conformement aux articles 168 et 170
168 & 170 (as applicable) of the        (selon le cas) de la Loi sur les
Business Corporations Act.              societes par actions.


6. The resolution authorizing the       Les actionnaires ou les administrateurs
amendment was approved by the           (selon le cas) de la societe ont
shareholders/directors (as              approuve la resolution autorisant la
applicable) of the corporation on       modification le


                               1999, January, 19
--------------------------------------------------------------------------------
                               (Year, Month, Day)
                              (annee, mois, jour)

These articles are signed in           Les presents statuts sont signes en
duplicate.                             double exemplaire

                                             IT STAFFING LTD.
                           -----------------------------------------------------
                                          (Name of Corporation)
                                  (Denomination sociale de la societe)


         By/Par:   /s/ Declan A. French        Declan A French, President
                ------------------------------------------------------------
                       (Signature)              (Description of Office)
                       (Signature)                    (Fonction)